Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated February 14, 2007 Relating to
Preliminary Prospectus Supplement dated February 8, 2007
to Prospectus dated February 7, 2007
Registration Statement No. 333-104158

Genco Shipping & Trading Limited
4,200,000 Shares
Common Stock
ISSUER FREE WRITING PROSPECTUS
Pricing Sheet

Issuer:	Genco Shipping & Trading Limited
Symbol:	GSTL
Shares offered:	4,200,000 Shares offered by the selling shareholder, Fleet Acquisition LLC
Over-allotment Option:	630,000 Shares offered by the selling shareholder, Fleet Acquisition LLC
Price to public:	$30.73 per share
Gross Proceeds:	$129,066,000
Trade date:	February 14, 2007
Closing date:	February 20, 2007
CUSIP:	Y2685T 10 7
Underwriters:	Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Dahlman Rose & Company

This free writing prospectus amends and supplements certain information contained in a preliminary prospectus supplement of Genco Shipping & Trading Limited dated February 8, 2007, primarily to reflect an increase in the size of the offering by Fleet Acquisition LLC of our common stock from 4,000,000 shares to 4,200,000 shares and an increase in the over−allotment option from 600,000 to 630,000 shares as reflected in the table above. If the terms described in the preliminary prospectus supplement dated February 8, 2007 are inconsistent with those described herein, the terms described herein shall control.

The Underwriters have agreed to an exception to the form of lockup agreement described in the preliminary prospectus supplement for the offering, so that Peter C. Georgiopoulos, Genco Shipping & Trading Limited’s Chairman, may pledge any of his shares of Common Stock to Morgan Stanley & Co. Incorporated or an affiliate thereof pursuant to a bona fide pledge arrangement, and Morgan Stanley or such affiliate, as lender in connection with such pledge arrangement, may sell such shares.

A copy of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained by contacting Morgan Stanley & Co. Incorporated (Attn: Prospectus

Department, 180 Varick Street, 2nd Floor, New York, New York 10014 or by e-mail at prospectus@morganstanley.com).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.